The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 8, 2013

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 10, 2010)

             Shares

Charter Communications, Inc.

Class A Common Stock

This prospectus supplement relates to the shares of Class A Common Stock of Charter Communications, Inc. being sold by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

Our Class A Common Stock is listed on The NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “CHTR.” On May 7, 2013, the last reported sale price of our Class A Common Stock on NASDAQ was $109.69 per share.

Investing in our Class A Common Stock involves risks. See “Risk Factors,” which begins on page S-7 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

The underwriter has agreed to purchase our Class A Common Stock at a price of $         per share which will result in approximately $         of proceeds to the selling stockholders. The underwriter may offer Class A Common Stock in transactions on the NASDAQ, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market rates or at negotiated prices. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects that delivery of the Class A Common Stock will be made in New York, New York on or about May     , 2013.

Goldman, Sachs & Co.

The date of this prospectus supplement is May     , 2013.

You should rely only on the information contained in this prospectus supplement. Neither the Company nor the underwriter has authorized anyone to provide you with any information or represent anything about the Company, its financial results or this offering that is not contained in this prospectus supplement. If given or made, any such other information or representation should not be relied upon as having been authorized by the Company or the underwriter. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the shares of Class A Common Stock the selling stockholders are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities the selling stockholders may offer from time to time, some of which may not apply to the Class A Common Stock they are offering. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the section titled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Annual Report”). Many of the forward-looking statements contained in this prospectus supplement may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative”, “positioning,” “designed,” “create” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus supplement are set forth in this prospectus supplement, in our Annual Report and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

—

our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, telephone, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures and the difficult economic conditions in the United States;

—

the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, and video provided over the Internet;

—	general business conditions, economic uncertainty or downturn, high unemployment levels and the level of activity in the housing sector;

—	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

—	the development and deployment of new products and technologies;

—	the effects of governmental regulation on our business;

—

the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

—

our ability to comply with all covenants in our indentures and credit facilities any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus supplement.

S-ii

INDUSTRY AND MARKET DATA

In this prospectus supplement, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we and the underwriter have not independently verified and do not guarantee the accuracy and completeness of this information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus supplement, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We file annual, quarterly, special reports and other information with the SEC. We are incorporating by reference certain information we file with the SEC, which means that we disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings made with the SEC under Section 13 or 15(d) of the Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering:

—	Charter Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2012;

—	Charter Communications, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

—

Portions of the Charter Communications, Inc. Definitive Proxy Statement filed with the SEC on March 21, 2013 that are incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2012; and

—

Charter Communications, Inc. Current Reports on Form 8-K filed with the SEC on February 12, 2013, March 1, 2013, March 12, 2013, March 15, 2013, March 19, 2013, April 19, 2013, April 25, 2013, May 2, 2013 and May 3, 2013 (in each case excluding any information furnished but not filed).

S-iii

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. You may read and copy any document we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., in Washington, D.C., as well as the SEC’s regional offices. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference room. These SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are also available free of charge on our website (www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

Attention: Investor Relations

Telephone: (203) 905-7801

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

CERTAIN DEFINITIONS

When used in this prospectus supplement, the following capitalized terms have the meanings set forth below:

“Adjusted EBITDA” has the meaning set forth in note (a) under “Prospectus Supplement Summary—Selected Historical Consolidated Financial Data.”

“Charter” or the “Company” means Charter Communications, Inc., a Delaware corporation.

“Charter Holdco” means Charter Communications Holding Company, LLC, a Delaware limited liability company.

“Charter Operating” means Charter Communications Operating, LLC, a Delaware limited liability company.

“GAAP” means accounting principles generally accepted in the United States.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains a general discussion of our business, the offering of the shares and summary financial information. It does not contain all the information that you should consider before investing in the shares. You should read this entire prospectus supplement and the related documents to which we refer. Unless noted, all business data included in this summary is as of March 31, 2013.

For definitions of certain capitalized terms used in the prospectus supplement that are not defined elsewhere herein, see “Certain Definitions.”

Unless stated otherwise, the discussion in this prospectus supplement of our business includes our direct and indirect subsidiaries. Unless stated otherwise or the context otherwise requires, the terms “we,” “us” and “our” refer to Charter Communications, Inc. and its direct and indirect subsidiaries on a consolidated basis.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant with approximately 12.1 million estimated passings, with 98% at 550 megahertz (“MHz”) or greater and 98% of plant miles two-way active. A national Internet Protocol (“IP”) infrastructure interconnects Charter markets.

As of March 31, 2013, we served approximately 5.4 million residential and commercial customers. We sell our video, Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers. Bundled services are available to approximately 98% of our passings, and approximately 62% of our customers subscribe to a bundle of services.

We served approximately 4.0 million residential video customers as of March 31, 2013, and approximately 89% of our video customers subscribed to digital video service. Digital video enables our customers to access advanced video services such as high definition (“HD”) television, Charter OnDemandTM (“OnDemand”) video programming, an interactive program guide and digital video recorder (“DVR”) service.

We also served approximately 3.9 million residential Internet customers as of March 31, 2013. Our Internet service is available in a variety of download speeds up to 100 megabits per second (“Mbps”) and upload speeds of up to 5 Mbps.

We provided telephone service to approximately 2.0 million residential customers as of March 31, 2013. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus other features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business and carrier organizations, such as Internet access, data networking, fiber connectivity to cellular towers and office buildings, video entertainment services and business telephone services. As of March 31, 2013, we served approximately 473,000 commercial primary service units, primarily small- and medium-sized commercial customers. Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

For the three months ended March 31, 2013, we generated approximately $1.9 billion in revenue, of which approximately 85% was generated from our residential video, Internet and telephone services. For the year ended December 31, 2012, we generated approximately $7.5 billion in revenue, of which approximately 84% was generated from our residential video, Internet and telephone services. We also generated revenue from providing Internet, telephone and video services to commercial businesses and from the sale of advertising. Sales from residential Internet and commercial services have contributed to the majority of our recent revenue growth.

We have a history of net losses. Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur on our debt, depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, amortization expenses related to our customer relationship intangibles and non-cash taxes resulting from increases in our deferred tax liabilities.

Charter was organized as a Delaware corporation in 1999. On March 27, 2009, we and certain affiliates filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”) and a related disclosure statement with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on November 17, 2009, and became effective on November 30, 2009 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Our Corporate Information

Our principal executive offices are located at 400 Atlantic Street, 10th Floor, Stamford, Connecticut 06901. Our telephone number is (203) 905-7801, and we have a website accessible at www.charter.com. Our Annual Reports, Quarterly Reports and Current Reports on Form 8-K, and all amendments thereto, are available on our website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus supplement or the accompanying prospectus and is not part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Senior Unsecured Notes Offering, Tender Offer and Term Loan Financing

On May 3, 2013, our subsidiaries, CCO Holdings, LLC and CCO Holdings Capital Corp. (the “Issuers”), closed $1.0 billion in aggregate principal amount of senior unsecured notes due in 2024 (the “Notes”) guaranteed by Charter. The Notes bear an interest rate of 5.750% per annum. The Notes will mature on January 15, 2024. The net proceeds of the Notes offering will be used to repurchase or redeem all of the Issuers’ outstanding 7.875% Senior Notes due 2018 (the “Subject Notes”), to pay related fees and expenses and for general corporate purposes. Substantially concurrently with the Notes offering, we launched a tender offer (the “Tender Offer”) to purchase any and all of the Subject Notes. We also obtained a term loan F financing of $1.2 billion under Charter Operating’s credit facility and repaid our existing term loan C due 2016 and term loan D due 2019.

Liberty Media Transaction

On May 1, 2013, Liberty Media Corporation (“Liberty Media”) completed its previously announced agreement with investment funds managed by, or affiliated with, Apollo Management, Oaktree Capital Management and Crestview Partners to acquire 26.9 million shares and 1.1 million warrants to purchase our Class A Common Stock for $2.6 billion, which represents a 27.3% beneficial ownership in Charter. We entered into a stockholders agreement, dated March 19, 2013, with Liberty Media, that among other things provided Liberty Media the right to designate up to four directors for appointment to our board. With the closing of the transaction, Liberty Media designated, and our board of directors appointed, John Malone, Chairman of Liberty Media; Gregory Maffei, President and CEO of Liberty Media; Balan Nair, EVP and CTO of Liberty Global, Inc.; and Michael Huseby, CFO of Barnes & Noble, Inc. to join our board of directors. Additionally, Michael Huseby will serve on the board’s Audit Committee, John Malone will serve on the board’s Nominating and Corporate Governance Committee, and Greg Maffei will serve on the board’s Compensation and Benefits Committee.

The board appointments were made in conjunction with the resignation of Stan Parker, Darren Glatt, Bruce Karsh and Edgar Lee from our board.

The Offering

Class A Common Stock offered by the selling stockholders	shares

Class A Common Stock outstanding before and after this offering	101,250,955 shares

Use of Proceeds	The Company will not receive any proceeds from this offering

NASDAQ Symbol	CHTR

You should carefully consider all of the information in this prospectus supplement. In particular, you should evaluate the information under “Risk Factors” for a discussion of risks associated with an investment in our Class A Common Stock.

Selected Historical Consolidated Financial Data

The following table presents summary financial and other data for Charter and its subsidiaries. The summary consolidated financial data has been derived from (i) the audited consolidated financial statements of Charter and its subsidiaries for the years ended December 31, 2012, 2011 and 2010 contained in our Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus; and (ii) the unaudited condensed consolidated financial statements of Charter and its subsidiaries for the three months ended March 31, 2013 and 2012 contained in our Quarterly Report on Form 10-Q filed on May 7, 2013, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The summary financial data should be read in conjunction with the consolidated financial statements (described above) and the related notes. The summary operating data is not derived from the audited consolidated financial statements.

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(In millions, except share information)
Statement of Operations Data:
Revenues:
Video	$3,729	$3,639	$3,639	$895	$956
Internet	1,609	1,708	1,866	452	501
Telephone	823	858	828	217	171
Commercial	451	544	658	153	183
Advertising Sales	291	292	334	66	60
Other	156	163	179	44	46

Total revenues	7,059	7,204	7,504	1,827	1,917

Costs and Expenses:
Operating costs and expenses (excluding depreciation and amortization)	4,486	4,564	4,860	1,186	1,258
Depreciation and amortization	1,524	1,592	1,713	408	425
Other operating expenses, net	25	7	15	3	11

Total costs and expenses	6,035	6,163	6,588	1,597	1,694

Income from operations	1,024	1,041	916	230	223
Interest expense, net	(877)	(963)	(907)	(237)	(210)
Loss on extinguishment of debt	(85)	(143)	(55)	(15)	(42)
Loss on derivative instruments, net	—	—	—	—	(3)
Other expense, net	(4)	(5)	(1)	(1)	(1)

Income (loss) before income taxes	58	(70)	(47)	(23)	(33)
Income tax expense	(295)	(299)	(257)	(71)	(9)

Net loss	$(237)	$(369)	$(304)	$(94)	$(42)

Loss per common share, basic and diluted	$(2.09)	$(3.39)	$(3.05)	$(0.95)	$(0.42)

Weighted average common shares outstanding, basic and diluted	113,138,461	108,948,554	99,657,989	99,432,960	100,327,418

	For the Years Ended December 31,				For the Three Months Ended March 31,
	2010		2011	2012	2012	2013
	(Dollars in millions)
Other Financial Data:
Cash flows from operating activities	$1,928		$1,737	$1,876	$454	$541
Cash flows from investing activities	$(1,170)		$(1,366)	$(1,737)	$(365)	$(432)
Cash flows from financing activities	$(1,463)		$(373)	$(134)	$(87)	$(51)
Adjusted EBITDA (a)	$2,599		$2,675	$2,694	$652	$670
Capital expenditures	$1,209		$1,311	$1,745	$340	$412
Ratio of earnings to fixed charges (b)	1.07	x	N/A	N/A	N/A	N/A
Deficiency of earnings to cover fixed charges (b)	N/A		$70	$47	$23	$33

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(Dollars in millions)
	(Operating data in thousands)
Operating Data (end of period):
Video (c)	4,327	4,144	3,989	4,164	3,965
Internet (d)	3,246	3,492	3,785	3,633	3,884
Phone (e)	1,717	1,791	1,914	1,822	1,973

Residential PSUs (f)	9,290	9,427	9,688	9,619	9,822
Video (c) (g)	177	170	169	177	159
Internet (d)	139	163	193	169	202
Phone (e)	60	79	105	85	112

Commercial PSUs (f)	376	412	467	431	473

	December 31, 2012	March 31, 2013
	(In millions)
Balance Sheet Data (end of period):
Investment in cable properties	$14,870	$14,858
Total assets	$15,599	$15,639
Total debt	$12,808	$12,816
Total shareholders’ equity	$149	$129

(a)	We use certain measures that are not defined by GAAP to evaluate various aspects of our business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net loss reported in accordance with GAAP. This term, as defined by us, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is reconciled to net loss below.

Adjusted EBITDA is defined as net loss plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, loss on derivative instruments, net and other operating expenses, such as special charges and loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our businesses as well as other non-cash or special items, and is unaffected by our capital structure or investment activities. Adjusted EBITDA is used by management and Charter’s board of directors to evaluate the performance of our business. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of financing. Management evaluates these costs through other financial measures.

We believe that Adjusted EBITDA provides information useful to investors in assessing our performance and our ability to service our debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under our credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the SEC). For the purpose of calculating compliance with leverage covenants, we use Adjusted EBITDA, as presented, excluding certain expenses paid by our operating subsidiaries to other Charter entities. Our debt covenants refer to these expenses as management fees which fees were in the amount of $144 million, $151 million and $191 million for the years ended December 31, 2010, 2011 and 2012, respectively, and $41 million and $51 million for the three months ended March 31, 2012 and 2013, respectively.

	For the Years Ended December 31,			For the Three Months Ended March 31,
	2010	2011	2012	2012	2013
	(In millions)
Net loss	$(237)	$(369)	$(304)	$(94)	$(42)
Plus: Interest expense, net	877	963	907	237	210
Income tax expense	295	299	257	71	9
Depreciation and amortization	1,524	1,592	1,713	408	425
Stock compensation expense	26	35	50	11	11
Loss on extinguishment of debt	85	143	55	15	42
Loss on derivative instruments, net	—	—	—	—	3
Other, net	29	12	16	4	12

Adjusted EBITDA	$2,599	$2,675	$2,694	$652	$670

(b)	Earnings include net loss plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(c)	“Video customers” represent those customers who subscribe to our video cable services.

(d)	“Internet customers” represent those customers who subscribe to our Internet service.

(e)	“Phone customers” represent those customers who subscribe to our phone service.

(f)	“Primary Service Units” or “PSUs” represent the total of video, Internet and phone customers.

(g)	Included within commercial video customers are those in commercial structures, which are calculated on an equivalent bulk unit (“EBU”) basis. We calculate EBUs by dividing the bulk price charged to accounts in an area by the published rate charged to non-bulk residential customers in that market for the comparable tier of service. This EBU method of estimating video customers is consistent with the methodology used in determining costs paid to programmers and is consistent with the methodology used by other multiple system operators. As we increase our published video rates to residential customers without a corresponding increase in the prices charged to commercial service customers, our EBU count will decline even if there is no real loss in commercial service customers.

RISK FACTORS

You should carefully consider the risk factors in Charter’s Annual Report, as well as the other information contained or incorporated by reference in this prospectus supplement, before deciding whether to invest in our Class A Common Stock. The risks in Charter’s Annual Report could materially and adversely affect our business, financial condition or results of operations. However, the risk factors in Charter’s Annual Report are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of our Class A Common Stock could decline and you may lose all or part of your original investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our Class A Common Stock offered by a selling stockholder.

MARKET PRICE OF COMMON STOCK

Our Class A Common Stock is traded on NASDAQ under the symbol “CHTR.” On March 31, 2013 there were 101,250,955 shares of our Class A Common Stock outstanding. On May 7, 2013, the closing price of our common stock was $109.69. The following table sets forth the high and low sales prices per share of our Class A Common Stock for the periods indicated:

	High Sale Price	Low Sale Price
2013:
Second Quarter (through May 7, 2013)	$111.44	$99.41
First Quarter	$106.29	$76.19
2012:
Fourth Quarter	$79.95	$67.06
Third Quarter	$83.41	$70.70
Second Quarter	$71.86	$59.04
First Quarter	$65.32	$56.05
2011:
Fourth Quarter	$57.47	$41.84
Third Quarter	$60.00	$41.33
Second Quarter	$61.15	$50.95
First Quarter	$50.69	$38.20

SELLING STOCKHOLDERS

The table below sets forth information with respect to the beneficial ownership of our shares of common stock held by the selling stockholders as of March 31, 2013.

In the table below, the percentage of shares beneficially owned is based on 101,250,955 shares of our Class A Common Stock outstanding as of March 31, 2013, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the stockholder has sole or shared voting power or investment power and also any shares which the stockholder has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated below, each stockholder has sole voting and investment power with respect to the shares of common stock shown as beneficially owned.

	Number of Shares Beneficially Owned			Percentage of Shares Outstanding		Number of Shares to be Sold in The Offering
	Before Offering		After Offering	Before Offering	After Offering
Selling Stockholders
Crestview Funds (1)	7,449,234	(2)		7.36

(1)	The number of shares beneficially owned after the offering includes shares held by Encore, LLC, shares held by Encore II, LLC and 1,479 shares that Crestview Advisors, L.L.C. had the right, as of the date set forth above, to acquire within sixty days.

Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd. and Crestview Offshore Holdings (Cayman), L.P. are the members of Encore, LLC. Crestview Partners (ERISA), L.P. is the sole shareholder of Encore (ERISA), Ltd. Crestview Partners GP, L.P. is the general partner of Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P. and Crestview Offshore Holdings (Cayman), L.P. Crestview, L.L.C. is the general partner of Crestview Partners GP, L.P. Each of the foregoing may be deemed to have beneficial ownership of the shares held by Encore, LLC, and each disclaims beneficial ownership except to the extent of its pecuniary interest.

Crestview Partners II GP, L.P. is the general partner of Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P., each of which is a member of Encore II, LLC. Crestview, L.L.C. is the general partner of Crestview Partners II GP, L.P. Each of the foregoing may be deemed to have beneficial ownership of the shares held by Encore II, LLC, and each disclaims beneficial ownership except to the extent of its pecuniary interest.

On May 1, 2012, the issuer awarded 1,479 restricted shares of common stock to Jeffrey A. Marcus in connection with his service as a director of the issuer, which fully vested on the first anniversary of the date of grant. Mr. Marcus is a Partner of Crestview Advisors, L.L.C. and, in connection with the vesting of such shares on May 1, 2013, assigned all of his rights, title and interest in such shares to Crestview Advisors, L.L.C. Crestview Advisors, L.L.C. provides investment advisory and management services to certain of the entities listed above. Crestview Partners GP, L.P., Crestview Partners II GP, L.P. and Crestview, L.L.C. may be deemed to have beneficial ownership of the shares held by Crestview Advisors, L.L.C., and each disclaims beneficial ownership except to the extent of its pecuniary interest, if any.

Crestview Partners GP, L.P. has voting and investment control over the shares held by Encore, LLC, and Crestview Partners II GP, L.P. has voting and investment control over the shares held by Encore II, LLC. Decisions by Crestview Partners GP, L.P. and Crestview Partners II GP, L.P. to vote or dispose of shares require the approval of a majority of the eight members of their respective investment committees, each of which is composed of the following individuals: Barry S. Volpert, Thomas S. Murphy, Jr., Jeffrey A. Marcus, Robert J. Hurst, Richard M. DeMartini, Robert V. Delaney, Jr., Brian Cassidy and Quentin Chu. None of the foregoing persons has the power individually to vote or dispose of any shares. Each of the foregoing individuals disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest.

The business address of each of the foregoing is c/o Crestview Partners, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(2)	Reflects the amount of shares beneficially owned by the selling shareholders as of May 6, 2013.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our Class A Common Stock by a non-U.S. holder that purchases shares of our Class A Common Stock in this offering. This summary applies only to a non-U.S. holder that holds our Class A Common Stock as a capital asset, within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this summary, a “non-U.S. holder” means any beneficial owner of our Class A Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

—	an individual who is a citizen or resident of the U.S.;

—	a corporation organized under the laws of the U.S., any state thereof or the District of Columbia;

—	an estate whose income is subject to U.S. federal income tax regardless of its source; or

—

a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

In the case of a beneficial owner of our Class A Common Stock that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of our shares to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an investment in Class A Common Stock, then you should consult your own tax advisors.

This summary is based on the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document. Changes in such authority or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status (including alternative minimum tax consequences), nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities, insurance companies, broker dealers, dealers or traders in securities or currencies, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, non-U.S. trusts and estates that have U.S. beneficiaries and former citizens or residents of the U.S. This summary also does not discuss Class A Common Stock held as part of a hedge, straddle or synthetic security or conversion or other integrated transaction.

This discussion does not address any consequences under any U.S. federal tax laws other than U.S. federal income tax laws (such as the U.S. federal estate and gift tax laws or the Medicare tax on certain investment income) or the tax laws of any state, local or any non-U.S. jurisdiction.

The following is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of Class A Common Stock should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Distributions

Any distribution of cash or property (other than certain stock distributions) with respect to our Class A Common Stock (and certain redemptions that are treated as distributions with respect to Class A Common Stock) will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any dividends that are not effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the U.S. are generally not subject to withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the same graduated rates applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. A non-U.S. holder with effectively connected dividend income may also be subject to a branch profits tax (at a rate of 30% (or a lower applicable treaty rate)) on its effectively connected earnings and profits (subject to adjustments). Certain certification and disclosure requirements, including delivery of a properly executed IRS Form W-8ECI (or other applicable IRS Form W-8), must be satisfied for effectively connected income to be exempt from withholding tax.

If the amount of a distribution paid on our Class A Common Stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of Class A Common Stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other taxable disposition of such share of Class A Common Stock that is taxed to you as described below under the heading “Sale, exchange or other taxable disposition of Class A Common Stock.” Your adjusted tax basis in a share is generally the purchase price of such share, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding tax, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our Class A Common Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that act as intermediaries (including partnerships). If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Sale, exchange or other taxable disposition of Class A Common Stock

You generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other taxable disposition of our Class A Common Stock (other than a redemption that is treated as a distribution for U.S. federal income tax purposes and taxed as described above), unless:

—	the gain is effectively connected with a trade or business you conduct in the U.S., and, in cases in which certain tax treaties apply, is attributable to a U.S. permanent establishment;

—	you are an individual present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or

—

we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met. Generally, we will be a “U.S. real property holding corporation” if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we are not currently, and we do not currently anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are a non-U.S. holder described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates, unless an applicable income tax treaty provides otherwise. In addition, a non-U.S. corporation may be subject to branch profits tax on any effectively connected earnings and profits (subject to adjustments) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax (or lower applicable treaty rate) on any gain derived from the disposition, which may be offset by certain U.S. source capital losses. Even if we are or become a U.S. real property holding corporation, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain in respect of our Class A Common Stock as long as our Class A Common Stock continues to be traded on an established securities market, unless such non-U.S. holder actually or constructively owned at least 5% of our Class A Common Stock at some time during the specified testing period.

Legislation affecting taxation of Class A Common Stock held by or through foreign entities

Legislation enacted in March 2010 generally will impose a withholding tax of 30% on dividend income from our Class A Common Stock and the gross proceeds of a disposition of our Class A Common Stock paid to a “foreign financial institution” (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders, that are foreign entities with U.S. owners). Absent any applicable exception, this legislation also generally will impose a withholding tax of 30% on dividend income from our Class A Common Stock and the gross proceeds of a disposition of our Class A Common Stock paid to a foreign entity that is not a foreign financial institution (as a beneficial owner or as an intermediary) unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Under certain circumstances, a non-U.S. holder of our Class A Common Stock might be eligible for refunds or credits of such taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Recently finalized Treasury Regulations delayed the implementation of withholding (i) on dividend income until January 1, 2014 and (ii) on gross proceeds from the disposition of stock until January 1, 2017. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in Class A Common Stock.

Information reporting and backup withholding

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding (currently at a rate of 28%) with respect to dividends paid on our Class A Common Stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Rules relating to information reporting requirements and backup withholding with respect to payments of the proceeds from the disposition of shares of our Class A Common Stock are as follows:

—

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

—

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a “U.S.-related person,” information reporting and backup withholding generally will not apply.

—

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

THE SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

The Company, the selling stockholders and the underwriter named below have entered into an underwriting agreement with respect to the Class A Common Stock being offered. Subject to the terms and conditions of the underwriting agreement the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the price set forth on the cover page of this prospectus supplement, the number of shares of Class A Common Stock listed next to its name in the following table:

Underwriter	Shares of Class A Common Stock
Goldman, Sachs & Co.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent. The underwriting agreement provides that the underwriter will purchase all of the Class A Common Stock if any of them are purchased. In the underwriting agreement, we and the selling stockholders have agreed not to, and not to permit any of our subsidiaries to, offer, sell, contract to sell or otherwise dispose of, any securities that are substantially similar to the Class A Common Stock within 30 days of the date of this prospectus supplement without the prior consent of the underwriter subject to certain exceptions, including, but not limited to, the ability of the selling stockholders and their affiliates to sell up to 500,000 shares of our Class A Common Stock. The underwriter may offer and sell Class A Common Stock through its affiliates. The offering of the Class A Common Stock by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent, including the receipt of certain certificates, opinions, and letters from us, our counsel and our independent registered public accounting firm and the selling stockholders and their counsel. The underwriter is offering the shares of our Class A Common Stock, subject to the prior sale of shares, and when, as and if such shares are delivered to and accepted by it. The underwriter proposes to offer the common stock offered hereby from time to time for sale in one or more transactions on the NASDAQ Global Select Market (“NASDAQ”), in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the Class A Common Stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of Class A Common Stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases the shares and the price at which the underwriter resells the shares may be deemed underwriting commission.

In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. The underwriter may close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

The Company has agreed to pay all expenses of the selling stockholders in this offering, excluding deemed underwriting discounts and commissions. The Company estimates that its share of the total expenses of this offering, excluding deemed underwriting discounts and commissions, will be approximately $350,000.00.

The Company and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of Common Stock which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Common Stock shall require the Company to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Common Stock to the public” in relation to any Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Common Stock to be offered so as to enable an investor to decide to purchase or subscribe to the Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The underwriter has represented, warranted and agreed that:

—

they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by them in connection with the issue or sale of the Common Stock included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantor; and

—

they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the Common Stock included in this offering in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The Common Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Common Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Common Stock may not be circulated or distributed, nor may the Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Other Relationships

The underwriter or its affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If the underwriter or its affiliates have a lending relationship with us, certain of the underwriter or its affiliates routinely hedge, and certain other of the underwriter or its affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Common Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Class A Common Stock offered hereby. Certain of the underwriter or its affiliates are lenders and/or agents under the Charter Operating credit facilities.

LEGAL MATTERS

The validity of the shares of Class A Common Stock offered in this prospectus supplement will be passed upon for the Company by Kirkland & Ellis LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Cahill Gordon & Reindel LLP, New York, New York.

89,407,209 Shares

Charter Communications, Inc.

Class A Common Stock

The selling stockholders are offering 89,407,209 shares of Class A Common Stock. We are not selling any shares of Class A Common Stock under this prospectus. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

Our Class A Common Stock is listed on The NASDAQ Global Market, which we refer to as NASDAQ, under the symbol “CHTR.” On November 9, 2010, the last reported sale price of our Class A Common Stock on NASDAQ was $35.80 per share.

The shares of Class A Common Stock may be offered for sale from time to time by any selling stockholders acting as principal for its own account or in brokerage transactions at prevailing market prices or in transactions at negotiated prices. No representation is made that any shares of Class A Common Stock will or will not be offered for sale. It is not possible at the present time to determine the price to the public in any sale of the shares of Class A Common Stock by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price and the amount of any applicable underwriting discounts and commissions will be determined at the time of such sale by the selling stockholder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 10, 2010.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

—

our ability to sustain and grow revenues and free cash flow by offering video, high-speed Internet, telephone and other services to residential and commercial customers, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and related capital expenditures and the difficult economic conditions in the United States;

—

the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line (“DSL”) providers and competition from video provided over the Internet;

—	general business conditions, economic uncertainty or downturn, high employment levels and the significant downturn in the housing sector and overall economy;

—	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

—	our ability to adequately deliver customer service;

—	the effects of governmental regulation on our business;

—

the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, (iii) access to the capital or credit markets including through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets, or (iv) other sources and our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt; and

—

our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering:

—	Our Annual Report on Form 10-K for the year ended December 31, 2009;

—	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

—

Our Current Reports on Form 8-K filed on January 4, 2010, January 22, 2010, February 12, 2010, March 10, 2010, March 18, 2010, April 6, 2010, April 13, 2010, April 16, 2010, May 4, 2010, May 11, 2010, June 22, 2010, August 2, 2010, August 6, 2010, August 20, 2010, September 15, 2010 and September 30, 2010; and

—	Our Registration Statement on Form 8-A filed on September 14, 2010.

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.

12405 Powerscourt Drive

St. Louis, Missouri 63131

Attention: Investor Relations

Telephone: (314) 965-0555

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”

In this prospectus, unless the context requires otherwise, references to “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Charter Communications, Inc. and its consolidated subsidiaries. “Charter” refers to Charter Communications, Inc., the issuer of the Class A Common Stock offered hereby, alone. Unless otherwise stated, all business data included in this summary is as of September 30, 2010.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 12.0 million homes, with 96% of homes passed at 550 MHZ or greater and 96% of plant miles two-way active. A national Internet Protocol (IP) infrastructure interconnects all Charter markets.

For the nine months ended September 30, 2010, we generated approximately $5.3 billion in revenue, of which approximately 53% was generated from our residential video service. For the year ended December 31, 2009, we generated approximately $6.8 billion in revenue, of which approximately 55% was generated from our residential video service. We also generate revenue from high-speed Internet, telephone service and advertising with residential and commercial high-speed Internet and telephone service contributing the majority of the recent growth in our revenue.

As of September 30, 2010, we served approximately 5.2 million customers. We sell our video, high-speed Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers. Bundled services are available to approximately 96% of our homes passed, and approximately 60% of our customers subscribe to a bundle of services.

We served approximately 4.7 million video customers as of September 30, 2010, of which approximately 73% subscribed to digital video service. Digital video enables our customers to access advanced services such as high definition television, OnDemand video programming, an interactive program guide and digital video recorder, or DVR service.

We also served approximately 3.2 million high-speed Internet customers as of September 30, 2010. Our high-speed Internet service is available in a variety of download speeds up to 60 Mbps. We also offer home networking service, or Wi-Fi, enabling our customers to connect up to five computers wirelessly in the home.

We provided telephone service to approximately 1.7 million customers as of September 30, 2010. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus more than 10 features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, fiber connectivity to cellular towers, video and music entertainment services and business telephone. As of September 30, 2010, we served approximately 255,200 business revenue generating units, including small-and medium-sized commercial customers. Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

We have a history of net losses. Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur because of our debt, and depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, and in 2010, amortization expenses resulting from the application of fresh start accounting.

On March 27, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”), and a related disclosure statement (the “Disclosure Statement”), with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on November 17, 2009 (the “Confirmation Order”), and became effective on November 30, 2009 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Recent Events

On September 14, 2010, the Class A common stock, par value $0.001 per share, of Charter Communications, Inc. started trading on The Nasdaq Stock Market LLC (NASDAQ) under the symbol “CHTR.” The Class A common stock of Charter Communications, Inc. was issued in November 2009 and had been trading on the OTC Bulletin Board under the symbol “CCMM.”

On October 29, 2010, Charter announced the appointment of Christopher L. Winfrey to the position of Executive Vice President and Chief Financial Officer effective November 1, 2010.

Our Corporate Information

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com. Since January 1, 2002, our annual reports, quarterly reports and current reports on Form 8-K, and all amendments thereto, have been made available on our website free of charge as soon as reasonably practicable after they have been filed. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

THE OFFERING

Issuer	Charter Communications, Inc.

Securities offered by the selling stockholders	89,407,209 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding after this offering	112,457,576 shares of Class A Common Stock.[1]

Use of Proceeds	We will not receive any proceeds from the sale of shares of the Class A Common Stock by the selling stockholders.

Risk Factors	Investing in our Class A Common Stock involves substantial risk. For a discussion of risks relating to the Company, our business and an investment in our Class A Common Stock, see the section titled “Risk Factors” on page 4 of this prospectus and all other information set forth in this prospectus before investing in our Class A Common Stock.

Symbol for Trading on NASDAQ	CHTR

[1]	Includes non-vested shares subject to forfeiture, and excludes (i) 1,282,777 CCH Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $51.28 per share; (ii) 6,413,998 CIH Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $46.86 per share; (iii) 4,669,384 CII Warrants (defined hereafter) exercisable on a one-for-one basis for shares of Class A Common Stock at an exercise price of $19.80 per share; and (iv) 2,241,299 shares of Class B common stock (the “Class B Common Stock”) convertible into 2,241,299 shares of Class A Common Stock.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC and incorporated by reference in this prospectus. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Common Stock by the selling stockholders. We will pay estimated transaction expenses of approximately $459,538 in connection with this offering.

SELLING STOCKHOLDERS

The following table sets forth:

—

the name of each of the selling stockholders who provided us with notice; pursuant to an exchange and registration rights agreement entered into in connection with the issuance of the common stock; of such selling stockholder’s intent to sell or otherwise dispose of common stock held;

—	the principal amount of common stock owned by each of the selling stockholders prior to the offering and the percentage of beneficial ownership represented by same; and

—	the principal amount of common stock which each selling stockholder may sell pursuant to this prospectus and the percentage of beneficial ownership held following such sale.

	Shares Beneficially Owned Prior to This Offering (1)			Shares Beneficially Owned After This Offering
Name	Number	Percent of Class	Number of Shares Offered	Number	Percent of Class
Paul G. Allen (2)	8,654,722	7.23%	8,031,304	623,418	*
AP Charter Holdings, L.P. and certain affiliated funds (3)	35,691,033	31.48%	32,214,257	3,476,776	3.07%
Oaktree Opportunities Investments, L.P. and certain affiliated funds (4)	20,156,185	17.86%	20,156,185	—	*
Funds advised by Franklin Advisers, Inc. (5)	21,693,966	18.85%	14,119,703	7,574,263	6.58%
Funds affiliated with Encore LLC (6)	11,203,955	9.96%	9,606,987	1,596,968	1.42%
Investment accounts managed by Lord, Abbett & Co., LLC (7)	1,913,884	*	1,785,029	128,855	*
Funds affiliated with MFC Global Investment Management (U.S.), LLC (8)	2,277,600	2.02%	1,538,330	739,270	*
Funds affiliated with Western Asset Management Company (9)	2,797,549	2.49%	1,955,414	842,135	*

*	Less than 2%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The calculation of this percentage assumes for each person the acquisition by such person of all shares that may be acquired upon exercise of warrants to purchase shares of Class A Common Stock. Percentage of beneficial ownership is based on 112,457,576 shares of Class A common stock outstanding as of October 31, 2010.

(2)	Includes 2,241,299 shares of Class B Common Stock (which are convertible into a like number of Class A common stock) entitled to thirty-five percent (35%) of the vote of the Common Stock on a fully diluted basis. Includes 1,356,809 shares of Class A common stock; shares of Class A Common Stock which are issuable upon exercise of 387,230 in CCH/CIH Warrants held; and shares of Class A Common Stock which are issuable upon exercise of 4,669,384 CII Warrants held. The address of Mr. Allen is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104. In the past three years through November 30, 2009, Mr. Allen served as Chairman of Charter’s Board and in the past three years through the date of this offering, Mr. Allen has been beneficial owner of a majority voting interest in Charter. Pursuant to Charter’s Plan, Mr. Allen had the ability to elect four members of Charter’s post-Effective Date Board and elected W. Lance Conn; John D. Markley, Jr.; William L. McGrath; and Christopher M. Temple who have been serving on the Board since the Effective Date.

(3)	Includes shares and warrants for shares beneficially owned by AP Charter Holdings, L.P. and affiliated funds. Of the amount listed, 32,858,748 shares and 745,094 CIH warrants for shares are held by AP Charter Holdings, L.P. Of the amount listed, 1,264,996 shares and 121,370 CIH warrants for shares are held by Red Bird, L.P. Of the amount listed, 450,653 shares and 45,243 CIH warrants for shares are held by Blue Bird, L.P. Of the amount listed 185,268 shares and 19,661 CIH warrants for shares are held by Green Bird, L.P. (together with Blue Bird, L.P. and Red Bird, L.P., the “Apollo Partnerships”).

The general partner of AP Charter Holdings, L.P. is AP Charter Holdings GP, LLC. The managers of AP Charter Holdings GP, LLC are Apollo Management VI, L.P. and Apollo Management VII, L.P. The general partner of Apollo Management VI, L.P. is AIF VI Management, LLC, and the general partner of Apollo Management VII, L.P. is AIF VII Management, LLC. Apollo Management, L.P. is the sole member and manager of each of AIF VI Management, LLC and AIF VII Management, LLC. The general partner of Apollo Management, L.P. is Apollo Management GP, LLC.

The general partner of Red Bird, L.P. is Red Bird GP, Ltd. and the general partner of Blue Bird, L.P. is Blue Bird GP, Ltd. The general partner of Green Bird, L.P. is Green Bird GP, Ltd. Apollo SVF Management, L.P. is the director of each of Red Bird GP, Ltd. and Blue Bird GP, Ltd., and Apollo Value Management, L.P. is the director of Green Bird GP, Ltd. The general partner of Apollo SVF Management, L.P. is Apollo SVF Management GP, LLC, and the general partner of Apollo Value Management, L.P. is Apollo Value Management GP, LLC. Apollo Capital Management, L.P. is the sole member and manager of each of Apollo SVF Management GP, LLC and Apollo Value Management GP, LLC. The general partner of Apollo Capital Management, L.P. is Apollo Capital Management GP, LLC. Apollo Management Holdings, L.P. is the sole member and manager of each of Apollo Management GP, LLC and Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC is the general partner of Apollo Management Holdings, L.P.

The sole shareholder of Red Bird GP, Ltd. is Apollo SOMA Advisors, L.P., the sole shareholder of Blue Bird GP, Ltd. is Apollo SVF Advisors, L.P., and the sole shareholder of Green Bird GP, Ltd. is Apollo Value Advisors, L.P. The general partner of Apollo SOMA Advisors, L.P. is Apollo SOMA Capital Management, LLC, the general partner of Apollo SVF Advisors, L.P. is Apollo SVF Capital Management, LLC, and the general partner of Apollo Value Advisors, L.P. is Apollo Value Capital Management, LLC. Apollo Principal Holdings II, L.P. is the sole member and manager of each of Apollo SOMA Capital Management, LLC, Apollo SVF Capital Management, LLC and Apollo Value Capital Management, LLC. Apollo Principal Holdings II GP, LLC is the general partner of Apollo Principal Holdings II, L.P.

AP Charter Holdings, L.P. does not have voting or dispositive power over the shares owned of record by any of the Apollo Partnerships, and none of the Apollo Partnerships have any voting or dispositive power over the shares owned of record by AP Charter Holdings, L.P. or any of the other Apollo Partnerships. AP Charter Holdings, L.P. has granted a proxy to Apollo Management VI, L.P. and Apollo Management VII, L.P. to vote the shares of Charter Communications Inc. that AP Charter Holdings, L.P. holds of record. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Apollo Management Holdings GP, LLC and Apollo Principal Holdings II GP, LLC, and as such may be deemed to have voting and dispositive powers with respect to the shares that are beneficially owned or owned of record by the Apollo Partnerships. Each of Messrs. Black, Harris and Rowan, and each of Apollo Management VI, L.P. and Apollo Management VII, L.P., and each of the other general partners, managers and sole shareholders described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by any of AP Charter Holdings, L.P. or the Apollo Partnerships, except to the extent of any pecuniary interest therein.

Pursuant to Charter’s Plan, AP Charter Holdings, L.P. had the ability to elect two members to Charter’s post-Effective Date Board and elected Eric Zinterhofer and Darren Glatt who have been serving on the Board since the Effective Date.

(4)	Includes shares beneficially owned by Oaktree Opportunities Investments, L.P. and warrants beneficially owned by affiliates of Oaktree Opportunities Investments, L.P. Of the shares included, 19,725,105 are held by Oaktree Opportunities Investments, L.P. As reported in the Form 3 filed on September 14, 2010 by Oaktree Capital Group, LLC, Bruce Karsh has assigned to OCM FIE, L.P. all economic, pecuniary and voting rights with respect to 2,536 shares of restricted Class A common stock. Of the warrants included: 95,743 are held by OCM Opportunities Fund V, L.P.; 215,108 are held by OCM Opportunities Fund VI, L.P.; 104,553 are held by OCM Opportunities Fund VII Delaware, L.P.; and 13,140 are held by Oaktree Value Opportunities Fund, L.P. The mailing address for the holders listed above is c/o Oaktree Capital Management, L.P., 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. The general partner of Oaktree Opportunities Investments, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by Oaktree Opportunities Investments, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to Charter’s Plan, Oaktree Opportunities Investments, L.P. had the ability to elect one member to Charter’s post-Effective Date Board and elected Bruce Karsh who has been serving on the Board since the Effective Date. By virtue of being a member of Oaktree Capital Group Holdings GP, LLC, Mr. Karsh may be deemed to have or share beneficial ownership of shares or warrants beneficially owned by Oaktree Opportunities Investments, L.P. or certain of its affiliated funds. Mr. Karsh expressly disclaims beneficial ownership of such shares or warrants, except to the extent of his direct pecuniary interest therein.

(5)

Includes shares and warrants exercisable for shares of Class A Common Stock. Of the amount listed, Franklin related funds hold 4,963,644 shares of Class A Common Stock and warrants exercisable for 2,610,619 shares of Class A Common Stock. The number of shares being offered includes: 11,871,333 shares held by Franklin Custodian Funds – Franklin Income Fund; 1,747,500 shares held by Franklin Templeton Variable Insurance Products Trust – Franklin Income Securities Fund; 224,146 shares held by Franklin Templeton Investment Funds – Franklin Income Fund; 3,001 shares held by JNL/Franklin Templeton Income Fund; 77,323 shares held by ING Franklin Income Portfolio; 139,181 shares held by EQ/Franklin Core Balanced Portfolio; 46,394 shares held by John Hancock Trust – Income Trust; and 10,825 shares held by Met/Franklin Income Portfolio. The business address for all entities listed in the preceding sentence is One Franklin Parkway, San Mateo, California 94403. Pursuant to Charter’s Plan, funds advised by Franklin Advisers, Inc. had the ability to elect one member to Charter’s post-Effective Date board and elected Robert Cohn who has been serving on the board since the Effective Date. These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. Investment management contracts grant to those subsidiaries all investment and/or voting power over such securities, except as otherwise disclosed below. Therefore, such subsidiaries may be deemed to be the beneficial owners of such securities. Beneficial ownership by such subsidiaries and other affiliates of Franklin Resources, Inc. is reported in conformity with the guidelines articulated by the SEC staff in Release No. 34-39538 (January 12, 1998) relating to organizations, such as Franklin Resources, Inc. where related entities exercise voting and investment powers over securities independently from each other. The voting and investment powers held by Franklin Mutual Advisers, LLC, an indirect wholly owned investment management subsidiary of Franklin Resources, Inc., are exercised independently from Franklin Resources, Inc. and from all of its other investment management subsidiaries. Furthermore, internal policies and procedures of Franklin Mutual Advisers, LLC and Franklin Resources, Inc. establish informational barriers that prevent the flow between Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. of information that relates to the voting and investment powers over the securities owned by their respective investment management clients. Consequently, Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Exchange Act. Charles B. and Rupert H. Johnson each owns more than 10% of the outstanding common stock of Franklin Resources, Inc. and are its principal stockholders. They and Franklin Resources, Inc. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which subsidiaries of Franklin Resources, Inc. provide investment management services. Franklin Resources, Inc., the Johnsons and such subsidiaries disclaim any pecuniary interest in, and any beneficial ownership as defined in Rule 13d-3 of the Exchange Act of, any of these securities. Franklin Resources, Inc., the Johnsons and each subsidiary of Franklin Resources, Inc. believe that they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which such subsidiaries provide investment management services. See footnote 5 to the beneficial ownership table reported under “Security Ownership of Certain Beneficial Owners and Management” for information regarding equity ownership and contact information for funds advised by Franklin Advisers, Inc. Pursuant to Charter’s Plan, funds advised by Franklin Advisers, Inc. had the ability to elect one member to Charter’s post-Effective Date board and elected Robert Cohn, who has been serving on the board since the Effective Date. Notwithstanding the election of Mr. Cohn to the board, Mr. Cohn does not represent or otherwise have any duty to advance the interests of Franklin Advisers, Inc. or any of its direct or indirect affiliates, and Franklin Advisers, Inc. does not believe that it is an affiliate of Charter as a result of Mr. Cohn serving as a director of Charter.

(6)	The number of shares being offered includes: 2,668,076 shares held by Encore, LLC and 6,938,911 shares held by Encore II, LLC.

The managing members of Encore, LLC are Crestview Partners, L.P., Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P. Crestview Partners (ERISA), L.P. is the manager of Encore (ERISA), Ltd. The general partner of Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., and Crestview Offshore Holdings (Cayman), L.P. is Crestview Partners GP, L.P. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

The managing members of Encore II, LLC are Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. The general partner of the managing members of Encore II, LLC is Crestview Partners II, GP. The general partner of Crestview Partners GP, L.P. is Crestview, LLC.

Crestview LLC is managed and owned by the following six members, Volpert Investors, L.P., Murphy Investors, L.P., DeMartini Investors, L.P., RJH Investment Partners, L.P., The 2007 Delaney Family and J&N Ventures, Inc. Each of these six entities is owned solely by family members of its related senior manager, who are: Barry Volpert, Thomas S. Murphy, Jr., Richard DeMartini, Robert J. Hurst, Bob Delaney and Jeff Marcus, respectively. The officers and directors of Crestview LLC have voting and dispositive powers with respect to the shares by beneficially owned by the Encore partnerships above. The officers and directors of Crestview LLC are as follows, Barry Volpert, Chief Executive Officer, Thomas S. Murphy, Jr., President, Robert J. Hurst, Managing Director, Richard DeMartini, Managing Director, Jeff Marcus, Managing Director, and Bob Delaney, Managing Director. The officers and directors of Crestview LLC above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by the Encore partnerships except to the extent of any pecuniary interest therein.

The business address for Encore, LLC, Encore II, LLC, Crestview Partners, L.P. Crestview Partners (PF), L.P., Crestview Holdings (TE), L.P., Crestview Partners (ERISA), L.P., Crestview Partners II, L.P.,

Crestview Partners II (FF), L.P., Crestview Partners II (PF), L.P, Crestview Partners II (TE), L.P, Crestview Partners GP, L.P, Crestview Partners II, GP and Crestview, LLC is c/o Crestview Partners 667 Madison Avenue, 10th Floor, New York, New York 10065.

The business address for Encore (ERISA), Ltd., Crestview Offshore Holdings (Cayman), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. is Maples Corporate Services, Limited, PO Box 309 GT, Ugland House, George Town, Grand Cayman, Cayman Islands.

(7)	Includes shares and warrants exercisable for shares of Class A common stock. The number of shares being offered includes: 17,000 owned by MHAM US Income Open; 1,450,000 shares owned by Lord Abbett Bond—Debenture Fund, Inc.; 47,136 shares owned by Lord Abbett Investment Trust—Lord Abbett High Yield Fund; 68,210 shares owned by Lord Abbett Research Fund, Inc.—Lord Abbett Capital Structure Fund; 3,410 shares owned by Lord Abbett Series Fund, Inc.—Capital Structure Portfolio; 34,273 shares owned by Lord Abbett Series Fund, Inc.—Bond-Debenture Portfolio and 165,000 shares owned by MET Investors Series Trust—Bond Debenture Portfolio.

(8)	The number of shares being offered includes: 617,162 shares held by John Hancock High Yield Bond Fund; 66,049 shares held by John Hancock Trust Strategic Income Trust; 117,434 shares held by John Hancock Strategic Income Fund; 9,322 shares held by John Hancock Investors Trust; 1,705 shares held by John Hancock Funds III Leveraged Companies Fund; 298,873 shares held by John Hancock Funds II High Income Fund; 52,293 shares held by John Hancock Funds II Strategic Income Fund; 309,218 shares held by the John Hancock Trust High Income Trust; 33,536 shares held by Manulife Global Fund U.S. High Yield Bond Fund; 5,569 shares held by Manulife International Limited Global Strategic Fund Income Fund; and 27,169 shares held by Manulife Strategic Income Fund.

(9)	The number of shares being offered includes: 10,456 shares held by CGCM High Yield Investments; 41,021 shares held by Western Asset Strategic US$ High Yield Portfolio, L.L.C.; 637,073 shares are held by Western Asset Opportunistic US$ High Yield Securities Portfolio, LLC; 28,265 shares are held by Stichting Pensioenfonds DSM Nederland; 11,990 shares are held by Legg Mason Partners Capital and Income Fund Inc.; 150,842 shares are held by Legg Mason Partners Global High Yield Bond Fund; 126,560 shares are held by Western Asset High Yield Portfolio; 50,352 shares are held by Western Asset Global Partners Income Fund Inc.; 95,153 shares are held by Western Asset High Income Opportunity Fund Inc.; 10,703 shares are held by Western Asset High Income Fund, Inc.; 187,249 shares are held by Western Asset High Income Fund II Inc.; 11,222 shares are held by Western Asset Global High Yield Portfolio; 26,001 shares are held by Legg Mason Partners Variable Global High Yield Bond Portfolio; 81,808 shares are held by Legg Mason Partners High Income Fund; 57,830 shares are held by Western Asset Managed High Income Fund Portfolio; 36,112 shares are held by Legg Mason Partners Variable High Income Portfolio; 141,314 shares are held by John Hancock II High Yield Fund; 234,870 shares are held by John Hancock High Yield Trust; and 16,593 are held by Western Asset Global High Yield Bond Fund. Western Asset Management Company does not directly own any of the offered shares. All offered shares reported in the preceding sentence are held in various client accounts, for which Western Asset Management Company is the investment manager. Western Asset Management Company may be deemed to be the beneficial owner of shares beneficially owned by all of the entities listed in the preceding sentence, but disclaims such beneficial ownership for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, or otherwise.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the provisions of applicable law. Copies of our amended and restated certificate of incorporation and our amended and restated bylaws are filed as exhibits to the Current Reports on Form 8-K filed with the SEC on August 20, 2010 and December 4, 2009, respectively, and incorporated herein by reference.

Authorized Capital Stock upon Emergence

Charter has the authority to issue a total of 1,175,000,000 shares of capital stock, consisting of:

—	900,000,000 shares of Class A Common Stock;

—	25,000,000 shares of Class B Common Stock; and

—	250,000,000 shares of preferred stock.

Common Stock

Common Stock Outstanding

The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock (collectively with the Class A Common Stock, the “Common Stock”) are subject to, and may be adversely affected by, the rights of the holders of our preferred stock which we may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

The Class B Common Stock is identical to the Class A Common Stock except with respect to certain voting, transfer and conversion rights. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder or, at any time on or after January 1, 2011 and until September 15, 2014, at the option of a majority of the disinterested members of the board of directors, and at any time after September 15, 2014 at the election of a majority of the members of the board of directors (other than members of the board of directors elected by holders of Class B Common Stock). Class B Common Stock is subject to significant transfer restrictions. Class A Common Stock, however, issued upon conversion of Class B Common Stock, is not subject to the same restrictions. Shares of Class B Common Stock must at all times be held only by (i) Mr. Paul G. Allen, (ii) his estate, spouse, immediate family members and heirs, and (iii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or other owners of which consist exclusively of Mr. Allen or such other persons referred to in clause (ii) above or a combination of the above, which we refer to collectively as Authorized Class B Holders, and upon any transfer to a person or entity other than an Authorized Class B Holder, each share of Class B Common Stock will be automatically converted into one share of Class A Common Stock. Shares of the Class B Common Stock are only to be issued to Mr. Allen or certain of his affiliates.

Voting Rights

Holders of shares of our capital stock are entitled to vote on all matters submitted to a vote of our stockholders, including the election of directors, as follows:

—	shares of Class A Common Stock are entitled to one vote per share; and

—

shares of Class B Common Stock are entitled to a number of votes per share, which at all times when shares of Class B Common Stock are outstanding represent 35% of the combined voting power of the Company’s capital stock, on a fully diluted basis.

Mr. Allen and entities affiliated with Mr. Allen hold in excess of 35% of the combined voting power of the capital stock of Charter and have the right to elect four of 11 members of the board of directors. There may be additional holders of significant voting power in Charter, though pursuant to the Amended and Restated Certificate of Incorporation, prior to September 15, 2014, the votes attributable to each share of Class A Common Stock held by any holder (other than Mr. Allen and certain of his affiliates) will be automatically reduced pro rata among all shares of Class A Common Stock held by such holder and (if applicable) shares of Class A Common Stock held by any other holder (other than Mr. Allen and certain of his affiliates) included in any “person” or “group” with such holder so that no “person” or “group” (other than Mr. Allen and certain of his affiliates) is or becomes the holder or beneficial owner (as such term is used in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 34.9% of the combined voting power of the capital stock of Charter, subject to waiver by the disinterested members of the board of directors as provided in the Amended and Restated Certificate of Incorporation. We refer to this voting power limitation as the Voting Threshold. Holders of Class B Common Stock (other than Mr. Allen and certain of his affiliates) are also subject to a reduction of their voting power to comply with the Voting Threshold.

The holders of Common Stock and their respective affiliates will not have cumulative voting rights.

Pursuant to our amended and restated bylaws, the number of members of the board of directors shall be fixed at 11 members. Except for the initial board of directors, which was appointed pursuant to the terms of the Plan, for as long as shares of Class B Common Stock are outstanding, holders of Class B Common Stock have the right to elect 35% of the members of the board of directors (rounded up to the next whole number), and all other members of the board of directors will be elected by majority vote of the holders of Class A Common Stock (and any series of preferred stock then entitled to vote at an election of the directors). In addition, members of the board of directors elected by holders of Class B Common Stock have no less than proportionate representation on each committee of the board of directors, subject to applicable SEC and stock exchange rules and except for any committee formed solely for the purpose of reviewing, recommending and/or authorizing any transaction in which holders of Class B Common Stock or their affiliates (other than Charter or its subsidiaries) are interested parties.

Under our Amended and Restated Certificate of Incorporation, (i) any director may be removed for cause by the affirmative vote of a majority of the voting power of the outstanding Class A Common Stock and Class B Common Stock (and any series of preferred stock then entitled to vote at an election of directors), voting together as a single class, (ii) any director elected by the holders of Class B Common Stock voting separately as a class may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class B Common Stock, voting as a separate class, and (iii) any director elected by the vote of the holders of Class A Common Stock voting separately as a class (including holders of voting preferred stock, as applicable) may be removed from office, without cause, solely by the vote of a majority of the voting power of the outstanding Class A Common Stock, voting separately as a class (including any holders of voting preferred stock entitled to vote thereon).

Dividend Rights

Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of each class of Common Stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors. In addition to such restrictions, whether any future dividends are paid to Charter’s stockholders will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including Charter’s financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of Charter’s preferred stock, if any, and the availability of sufficient funds under the Delaware General Corporation Law (“DGCL”) to pay dividends.

Warrants to Purchase Class A Common Stock

Pursuant to the Plan, Charter issued warrants to purchase Class A Common Stock to (i) holders of notes issued by CCH I Holdings, LLC (“CIH”) (the “CIH Warrants”), (ii) holders of notes issued by Charter Communications Holdings, LLC (“Charter Holdings” or “CCH”) (the “CCH Warrants”) and (iii) Charter Investment, Inc. (“CII”), an entity that was previously 100% owned by Mr. Allen2 (the “CII Warrants”). The CIH Warrants, CCH Warrants and CII Warrants have an exercise price of $46.86, $51.28 and $19.80, respectively. Each of the CIH Warrants and CCH Warrants expire five years after the date of issuance. The CII Warrants expire seven years after the date of issuance. The warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of Class A Common Stock and in connection with certain distributions of cash, assets or securities. In addition, holders of certain of the warrants have the right to participate, along with other holders of Common Stock, in future below-market offerings of rights to purchase securities (including, but not limited to, Common Stock) on an as-exercised basis. The warrants are not redeemable.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Charter, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Charter available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

Preemptive Rights

Pursuant to our amended and restated certificate of incorporation, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation provides that the board of directors may impose restrictions on the trading of Charter’s stock if (i) Charter has experienced an “owner shift” as determined for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, of at least 25 percentage points and (ii) the equity value of Charter has fallen below $3.2 billion. These restrictions, which are intended to preserve Charter’s ability to use its net operating losses, which we refer to as NOLs, may prohibit any person from acquiring stock of Charter if such person is a “5% shareholder” or would become a “5% shareholder” as a result of such acquisition. The restrictions will not operate to prevent any stockholder from disposing of shares and are subject to certain other exceptions relating to shares of Common Stock issued or issuable under the Plan. The board of directors’ ability to impose these restrictions will terminate on November 30, 2014.

In addition, our amended and restated certificate of incorporation, in addition to any affirmative vote required by law or our amended and restated bylaws, a “business combination” (as defined in our amended and restated certificate of incorporation) involving as a party, or proposed by or on behalf of, an “interested stockholder,” an “affiliate,” or an “associate” of the “interested stockholder” (each as defined in our amended and restated certificate of incorporation) or a person who upon consummation of the “business combination” would become an “affiliate” or “associate” of an “interested stockholder” requires, unless prohibited by law, that (i) a majority of the members of the board of directors who are not an “affiliate” or “associate” or representative of an “interested stockholder” must determine that the “business combination,” including the consideration, is fair to the Company and its stockholders (other than any “interested stockholder” or its “affiliates and associates); and

[2]	CII warrants were transferred to Mr. Allen on or about February 8, 2010 and in connection with the exchange of his Holdco Units, Mr. Allen further transferred ownership of CII to Charter.

(ii) holders of a majority of the votes entitled to be cast by holders of all of the then outstanding shares of “voting stock” (as defined in our amended and restated certificate of incorporation), voting together as a single class (excluding voting stock beneficially owned by any “interested stockholder” or its “affiliate” or “associate”) must approve the transaction.

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law, or “opt-out.” We have not elected to “opt-out.”

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, the board of directors is authorized to issue from time to time up to an aggregate of 250 million shares of series of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Charter.

Transfer Agent and Registrar

Mellon Investor Services, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

Our Class A Common Stock is listed on NASDAQ under the trading symbol “CHTR.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our Class A Common Stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our Class A Common Stock prevailing from time to time.

Sale of Restricted Shares

As of October 31, 2010, we had 112,457,576 shares of Class A Common Stock outstanding. Except as set forth below, all shares of our Class A Common Stock outstanding after this offering will be freely tradeable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our Class A Common Stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

Class A Common Stock and Warrants Issued in Reliance on Section 1145 of the Bankruptcy Code

We relied on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of a portion of our Class A Common Stock, as well as the CIH Warrants and CCH Warrants to purchase Class A Common Stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer and sale of securities issued under 1145(a)(1) of the Bankruptcy Code, such as the CIH Warrants and CCH Warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

—

purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

—	offers to sell securities offered under the Plan for the holders of those securities;

—

offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) (a) under an agreement made in connection with the Plan, the completion of the Plan, or with the offer or sale of securities under the Plan; or (b) is an “affiliate” of the issuer.

To the extent that persons who receive Class A Common Stock are deemed to be “underwriters,” resales by those persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our Class A Common Stock or other securities without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, as described further below.

Class A Common Stock Issued in the Rights Offering and Class B Common Stock and CII Warrants issued to Mr. Allen

Certain holders of notes of certain of our subsidiaries (the “Eligible Holders”) agreed to purchase shares of our Class A Common Stock in a rights offering pursuant to the Plan and certain commitment agreements. In addition, we issued shares of Class B Common Stock and CII Warrants to CII (an entity then controlled by Mr. Allen) pursuant to the Plan. The Class A Common Stock issued to the Eligible Holders pursuant to the rights offering, and the Class B Common Stock and CII Warrants issued to CII pursuant to the Plan, are exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof, are deemed “restricted securities” within the meaning of Rule 144 of the Securities Act and may not be sold unless registered under the Securities Act or in compliance with an applicable exemption therefrom. As a result, the Class A Common Stock issued to the Eligible Holders, and Class B Common Stock and CII Warrants, are not freely tradeable.

Pursuant to the Plan and a registration rights agreement that we entered into with the members of the Crossover Committee (as defined in the Plan), CII and Mr. Allen, we are required to use our commercially reasonable efforts to cause a shelf registration statement covering the resale of the Class A Common Stock issued to the members of the Crossover Committee, and any Class A Common Stock issued to or issuable to Mr. Allen (or his designees) upon (i) exchange of his Class B Common Stock and his membership units in Charter Holdco, our subsidiary, or (ii) exercise of his CII Warrants, to be declared effective by the SEC no later than June 30, 2010, permitting such Class A Common Stock to be freely tradable, subject to the volume limitations and other restrictions set forth in Rule 144 applicable to Class A Common Stock held by affiliates of the Company. Pursuant to such requirement, we have filed a registration statement on Form S-3 of which this prospectus is a part. Eligible Holders that purchased less than 1% of the Class A Common Stock in the rights offering are not entitled to registration rights.

Stock Options and Other Stock Awards

The Plan contemplates the adoption of a new management incentive plan under which shares of our Class A Common Stock, or options or other awards to purchase shares of Class A Common Stock, can be issued to the Company’s directors, management and other employees. Under our Amended and Restated 2009 Stock Incentive Plan, 7,696,786 shares of Class A Common Stock have been reserved for issuance, and Charter has outstanding as of October 31, 2010, 1,571,986 restricted shares of Class A Common Stock and options to purchase 1,333,155 shares of Class A Common Stock to certain of its employees and non-employee directors. Under Charter’s 2009 Stock Incentive Plan, options generally vest over four years from the grant date, with 25% generally vesting on the first anniversary of the grant date and ratably thereafter. Restricted stock generally vests over a one to three-year period beginning from the date of grant.

We have filed a registration statement on Form S-8 covering all of the shares of Class A Common Stock reserved for issuance under our Amended and Restated 2009 Stock Incentive Plan, and such shares will be freely tradeable in the public market as soon as issued subject to certain limitations applicable to affiliates and any restrictions applicable to the vesting of awards.

PLAN OF DISTRIBUTION

The Class A Common Stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchaser of the Class A Common Stock, which discounts, concessions or commissions as to particular underwriters, brokers or agents may be in excess of those customary in the type of transactions involved.

The selling stockholders and any such broker-dealers or agents who participate in the distribution of the Class A Common Stock may be deemed to be “underwriters.” As a result, any profits on the sale of the Class A Common Stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

If Class A Common Stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The sale of Class A Common Stock offered by this prospectus may be effected in one or more transactions at:

—	fixed prices;

—	prevailing market prices at the time of sale;

—	prices related to prevailing market prices;

—	varying prices determined at the time of sale; or

—	negotiated prices.

The sale of the Class A Common Stock offered by this prospectus may be effected in one or more of the following methods:

—	on any national securities exchange or quotation service on which the Class A Common Stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

—	transactions involving cross or block trades;

—	in the over-the counter market;

—	through the distribution by any selling stockholder to its partners, members or shareholders;

—	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

—	in privately negotiated transactions; or

—	any combination of the foregoing.

In connection with the sales of Class A Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of Class A

Common Stock in the course of hedging their positions. The selling stockholders may also sell the Class A Common Stock short and deliver the Class A Common Stock to close out short positions, or loan or pledge the Class A Common Stock to broker-dealers that in turn may sell the Class A Common Stock.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of Class A Common Stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of Class A Common Stock by the selling stockholders. In addition, we cannot assure you that any such selling stockholders will not transfer, devise or gift the Class A Common Stock by other means not described in this prospectus. There can be no assurance that any selling stockholder will sell any or all of the Class A Common Stock pursuant to this prospectus. In addition, any Class A Common Stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of Class A Common Stock to the public, other than commissions or discounts of underwriters, broker-dealers, or agents. Under the Plan we are also obligated to provide customary indemnification to selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We have advised each of the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2009 (Successor Company) and 2008 (Predecessor Company) (collectively, the Company), and for the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company) and for each of the years in the two-year period ended December 31, 2008 (Predecessor Company), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements refers to the adoption of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009, and Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidations), effective January 1, 2009.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

             Shares

Charter Communications, Inc.

Class A Common Stock

Goldman, Sachs & Co.

                    , 2013